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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                       Date of Report: September 17, 2002


                                 THE KROGER CO.
             (Exact name of registrant as specified in its charter)


An Ohio Corporation                   No. 1-303                31-0345740
(State or other jurisdiction       (Commission File            (IRS Employer
of incorporation)                       Number)                Number)

1014 Vine Street
Cincinnati, OH  45201
(Address of principal
executive offices)

Registrant's telephone number:  (513) 762-4000

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Item 5.     Other Events

            On September 17, 2002, the Company released its earnings for the second quarter of 2002. Attached hereto as Exhibit 99.1 is the text of that release.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits

            (c) Exhibits:

                99.1   Earnings release for second quarter 2002.


Item 9.     Regulation FD Disclosure

            On September 17, 2002, the Company revised its guidance related to certain expected costs and expenditures. This revised guidance is as follows:

            Merger Related Costs

            The Company expects to incur merger related costs of $5-10 million for the balance of fiscal 2002, and $20-25 million in fiscal 2003. The costs are expected to be primarily related to systems conversions at Ralphs, Food 4 Less, and Fred Meyer.

            Restructuring Costs

            The Company expects to incur no additional costs related to the implementation of its Strategic Growth Plan. Costs to date associated with the Plan total approximately $52 million compared to the original estimate of $85-100 million.

            Cost Savings

            The Company expects to fall slightly below its original projection of savings from the Strategic Growth Plan of approximately 2/3 of the planned $500 million during fiscal 2002. The Company continues to expect to achieve the $500 million in savings by the end of fiscal 2003.

            Capital Expenditures

            In fiscal 2002, the Company expects to spend approximately $100 million less in capital expenditures than its originally projected $2.4 to 2.5 billion. This amount includes acquisitions and the purchase of assets previously financed through a synthetic lease.

            This disclosure will not be deemed to be filed pursuant to Section 18 of the Exchange Act or otherwise subject to the liabilities of that section unless we expressly incorporate it by reference into a filing made under the Securities Act or the Exchange Act.

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This report contains certain forward-looking statements about the future performance of the Company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements relate to, among other things cost reductions and our Strategic Growth Plan, and are indicated by the words or phrases such as "expects." These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ. The results of our Strategic Growth Plan, including the amount and timing of cost savings expected, could be adversely affected due to pricing and promotional activities of existing and new competitors, including non-traditional food retailers; our response to these actions; the state of the economy, including deflationary trends in certain commodities; recessionary trends in the economy; our ability to achieve the cost reductions that we have identified, including those to reduce shrink and OG&A; increases in health care, pension and credit card fees; and the success of our capital investments. The amount and timing of future one-time, merger-related costs could be adversely affected by our ability to convert remaining systems as planned and on budget. The cost associated with implementation of our Strategic Growth Plan, as well as the amount and timing of our expected cost reductions, could be affected by a worsening economy; increased competitive pressures; and any inability on our part to implement the Strategic Growth Plan when expected. Our capital expenditures could vary materially from our expectations for any of the reasons identified above; if weather conditions affect our construction projects; if any projects fail to commence when projected or fail to proceed on the time frame expected; or due to increased costs of materials or labor, or any other cost increase associated with construction projects. Any labor disputes could affect our ability to achieve the goals outlined above. We assume no obligation to update the information contained herein.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                    THE KROGER CO.



September 17, 2002                  By: /s/ Paul Heldman
                                        Paul Heldman
                                        Senior Vice President, Secretary
                                        and General Counsel

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                                  EXHIBIT INDEX

Exhibit No.          Exhibit
-----------          -------

99.1           Earnings release for second quarter 2002.